
                                  NSAR ITEM 77O

                         VK Value Municipal Income Fund
                               10f-3 Transactions

  UNDERWRITING #       UNDERWRITING          PURCHASED FROM         AMOUNT OF SHARES      % OF UNDERWRITING      DATE OF PURCHASE
                                                                       PURCHASED


         1          Metro Pier & Expo.        Smith Barney              5,000,000              1.189%               08/23/99
